Exhibit 99.1
VIA PHARMACEUTICALS RECEIVES ANTICIPATED NOTICE FROM NASDAQ
San Francisco, CA, April 3, 2009 – VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease, today announced that it has received a letter, dated March 31, 2009, from the staff of the NASDAQ Stock Market informing the Company that it does not currently comply with NASDAQ Marketplace Rule 4310(c)(3). NASDAQ Marketplace Rule 4310(c)(3) requires companies maintain either: (i) $2,500,000 in stockholders’ equity; (ii) a market value of listed securities of $35,000,000; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years. The Company intends to submit a specific plan to achieve and sustain compliance with the $2,500,000 stockholders’ equity standard by April 15, 2009, including the time frame for completion of the compliance plan. If the NASDAQ staff determines that the Company’s plan does not adequately address the issue noted above, the NASDAQ staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the NASDAQ staff’s determination to a NASDAQ Listing Qualifications Panel (the “Panel”), which would stay any further delisting action by NASDAQ pending a final decision by the Panel. No assurances can be provided that NASDAQ will grant the Company sufficient time to execute its plan to insure that it will maintain its NASDAQ listing.
About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease. VIA’s lead candidate, VIA-2291, targets a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. In addition, VIA’s pipeline of drug candidates includes other compounds to address other underlying causes of cardiovascular disease: high cholesterol, diabetes and inflammation. For more information, visit: http://www.viapharmaceuticals.com.
Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.

The plan that the Company intends to submit to NASDAQ may not be acceptable to NASDAQ or may not be able to be implemented within a time frame acceptable to NASDAQ due to a number of factors, including, but not limited to:
—	our ability to borrow additional amounts under the loan from Bay City Capital, which is subject to the discretion of Bay City Capital;

—	our ability to obtain necessary financing in the near term, including amounts necessary to repay the loan from Bay City Capital by the September 14, 2009 maturity date (or earlier if certain repayment acceleration provisions are triggered);

—	our ability to control our operating expenses;

—	our ability to comply with covenants included in the loan from Bay City Capital;

—	our failure to timely recruit and enroll patients for the FDG-PET clinical trial, as well as any future clinical trial;

—	our failure to obtain sufficient data from enrolled patients that can be used to evaluate VIA- 2291, thereby impairing the validity or statistical significance of our clinical trials;

—	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

—	complexities in designing and implementing cardiovascular clinical trials using histological examinations, measurement of biomarkers, medical imaging and atherosclerotic plaque bioassays;

—	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

—	if the results of the ACS and CEA studies, upon further review and analysis, are revised or negated by authorities or by later stage clinical trials;

—	our ability to obtain necessary FDA approvals;

—	our ability to successfully commercialize VIA-2291;

—	our ability to obtain and protect our intellectual property related to our product candidates;

—	our potential for future growth and the development of our product pipeline, including the THR beta agonist candidate and the other compounds licensed from Roche;

—	our ability to obtain strategic opportunities to partner and collaborate with large biotechnology or pharmaceutical companies to further develop VIA-2291;

—	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

—	general economic and business conditions; and

—	the other risks described under Item IA “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 on file with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.
Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415-283-2204